Exhibit 16.1

                              August 25, 1999


Office of The Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Digitran Systems, Incorporated

Ladies and Gentlemen:

     We were previously principal accountants for Digitran Systems, Incorporated. And, under the date of September 11, 1998, we reported on the consolidated financial statements of Digitran Systems, Incorporated as of and for the years ended April 31, 1998 and 1997. On July 2, 1999, our services were terminated. We have read Digitran Systems, Incorporated's statements included under Item 4 of its Form 8-K/A dated July 19,999, and we agree with such statements, except that we are not in a position to agree or disagree with Digitran Systems, Incorporated's statement that they have engaged Jones, Jensen & Company as independent certified public accountants and that such engagement was ratified by the Board of Directors at the July 1, 1999 meeting.

                              Very truly yours,


                              TANNER + CO.